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                                                                    Exhibit 99.1

PRESS RELEASE

                        [LETTERHEAD OF DIGITAL INSIGHT]


                 DIGITAL INSIGHT FINALIZES MERGER WITH nFRONT


 Digital Insight Reaffirms Dominance as Largest Internet Banking Provider for
                       Community Financial Institutions

 Calabasas, CA--February 10, 2000 - Digital Insight Corporation (Nasdaq: DGIN) announced today its completed merger with nFront, Inc. (Nasdaq: NFNT) of Atlanta, GA, after stockholders of both companies voted in favor of the transaction. The merger of the companies solidifies the new Digital Insight as the dominant provider of Internet banking for community financial institutions.

 Digital Insight now boasts more than 730 community financial institutions, with a total customer base of 17 million potential end users. Digital Insight plans to leverage this competitive advantage to take its clients beyond Internet banking to the profit potential of eCommerce.

 Digital Insight and nFront announced a definitive merger agreement on November 22, 1999. Upon final approval of the merger from stockholders today, the new company begins operating as one seamless organization.

 "We successfully executed a carefully planned integration process bringing the best of both companies together," said Digital Insight Chairman, President and CEO John Dorman. "I'm proud to announce today the full integration of nFront and Digital Insight operations, advanced plans for an integrated product, and accelerated plans for new products that further enhance profit opportunities for our clients."

 "The strengths of Digital Insight and nFront are truly complementary," said Tripp Rackley, Vice Chairman of the new Digital Insight and former founder, Chairman and CEO of nFront. "Our combined banking services, client base, partner relationships and employee talent makes the new company the powerhouse in the arena of community financial institutions."

 The merger creates a combined entity with a number of strengths:
 . On a pro forma combined basis, Digital Insight has more than 730 financial institution clients, with a total customer base of 17 million potential end users. These clients include 650 Internet banking contracts with 13.6 million potential end users. More than 750,000 are currently active end users of Internet banking.

 . Combined annualized revenue of approximately $26.3 million at the end of the fourth calendar quarter in 1999.
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 . Interfaces with 45 data processing vendors providing coverage of more than 80 percent of community financial institutions.

 . Unparalleled expertise in both real-time and batch processing.

  Transaction highlights:

 . Digital Insight headquarters are located in Calabasas, CA, with regional operations in Atlanta, GA. Digital Insight's staff now numbers more than 325.

 . The combined entity operates under the Digital Insight name and trades on the Nasdaq stock exchange under the symbol DGIN.

 . In a stock-for-stock exchange, nFront shareholders receive 0.579 shares of Digital Insight for each share of nFront stock.


  In relation to this transaction, Digital Insight was advised by Morgan Stanley & Co, and nFront was advised by Donaldson, Lufkin & Jenrette.
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  About Digital Insight

 Digital Insight/(TM)/ is the leading provider of Internet banking services to community financial institutions. The Company offers a cost-effective, outsourced service, which enables these institutions to provide Internet-based financial solutions to their retail and commercial customers. In addition, Digital Insight provides fully transactional Internet banking development and implementation; website design, maintenance and hosting; customer service training and support; and marketing consulting services.

 Digital Insight's exclusive AXIS/(TM)/ architecture is designed to communicate in either real-time or batch with the institution's core data processing system. AXIS Internet Banking delivers a full range of Internet branch capabilities, including Bill Payment to the financial institution's retail customers. AXIS Target Marketing facilitates the sales of additional financial services to these customers. AXIS Cash Management provides comprehensive Internet banking functionality to the institution's commercial customers. Digital Insight's products and services are secure, reliable, and scalable.

 More than 730 community financial institutions have contracted with Digital Insight for one or more of the Company's products and services. More than 750,000 customers of these institutions are actively using Digital Insight for their Internet banking. For more information about Digital Insight, go to www.digitalinsight.com.

 Digital Insight.  Beyond Internet Banking./(TM)/